                                                                     Exhibit 2.2

                           PURCHASE AND SALE AGREEMENT

                                  by and among

          CANDLEWOOD HOTEL COMPANY, INC. AND CERTAIN OF ITS AFFILIATES,
                                   as Sellers,

                                       and

                          HOSPITALITY PROPERTIES TRUST,

                                  as Purchaser

                           ---------------------------

                                October __, 2003

                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
SECTION 1.    DEFINITIONS...........................................................     2

     1.1      1934 Act..............................................................     3
     1.2      Agreement.............................................................     3
     1.3      Allocable Purchase Price..............................................     3
     1.4      Apportionment Time....................................................     3
     1.5      Assets................................................................     3
     1.6      Assumed Debt..........................................................     3
     1.7      Business Day..........................................................     3
     1.8      Candlewood............................................................     3
     1.9      Candlewood Parties....................................................     3
     1.10     Closing...............................................................     3
     1.11     Closing Date..........................................................     3
     1.12     Contracts.............................................................     3
     1.13     Code..................................................................     4
     1.14     Documents.............................................................     4
     1.15     Excluded Assets.......................................................     4
     1.16     FAS...................................................................     4
     1.17     FF&E.................................................................      4
     1.18     Final Calculation.....................................................     4
     1.19     Financial Agreement...................................................     4
     1.20     Fort Worth Property...................................................     5
     1.21     Hoffman Estates Property..............................................     5
     1.22     Hotel.................................................................     5
     1.23     Improvements..........................................................     5
     1.24     Intangible Property...................................................     5
     1.25     Inventories...........................................................     5
     1.26     Jersey City Owner.....................................................     5
     1.27     Jersey City Property..................................................     5
     1.28     JPD...................................................................     6
     1.29     Knowledge.............................................................    .6
     1.30     Lease.................................................................     6
     1.31     Material Adverse Effect...............................................     6
     1.32     Opening Date..........................................................     6
     1.33     Other Transaction Agreements..........................................     7
     1.34     Outside Closing Date..................................................     7
     1.35     Overland Park Lender..................................................     7
     1.36     Permitted Encumbrances................................................     7
     1.37     Plano Property........................................................     7
     1.38     Plans and Specifications..............................................     7
     1.39     Properties............................................................     7
     1.40     Proxy Statement.......................................................     7
     1.41     Purchase Price........................................................     8
     1.42     Purchase Proposal.....................................................     8
     1.43     Purchaser.............................................................     8

                                                                                       Page
                                                                                       ----
     1.44     Real Property.........................................................     8
     1.45     Review Period.........................................................     8
     1.46     San Antonio Property..................................................     8
     1.47     SCH...................................................................     8
     1.48     SCH Agreements........................................................     8
     1.49     SCH Purchase Agreement................................................     8
     1.50     SEC...................................................................     8
     1.51     Sellers...............................................................     8
     1.52     Special Meeting.......................................................     8
     1.53     Stockholder Approval..................................................     8
     1.54     Tax...................................................................     9
     1.55     Tax Return............................................................     9
     1.56     Tenant Leases.........................................................     9
     1.57     Termination Agreement.................................................     9
     1.58     Title Company.........................................................     9
     1.59     Transactions..........................................................     9
     1.60     Treasury Regulations..................................................     9
     1.61     True-up...............................................................     9
     1.62     Uniform System of Accounts............................................    10

SECTION 2.    PURCHASE AND SALE; DILIGENCE..........................................    10

     2.1      Purchase and Sale.....................................................    10
     2.2      Jersey City Owner.....................................................    10
     2.3      Diligence Inspections.................................................    10

SECTION 3.    PURCHASE AND SALE.....................................................    11

     3.1      Closing...............................................................    11
     3.2      Purchase Price........................................................    11

SECTION 4.    CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.........................    12

     4.1      Accuracy of Representations...........................................    12
     4.2      Performance of Obligations............................................    12
     4.3      Closing Documents.....................................................    12
     4.4      Condition of Properties...............................................    14
     4.5      Title and Survey......................................................    14
     4.6      Lease.................................................................    14
     4.7      Termination Agreement.................................................    14
     4.8      Termination of Lease for Jersey City Property.........................    14
     4.9      SCH Transactions......................................................    15
     4.10     Stockholder Approval..................................................    15
     4.11     Assumed Debt..........................................................    15

SECTION 5.    CONDITIONS TO CANDLEWOOD PARTIES' OBLIGATION TO CLOSE.................    16

                                                                                       Page
                                                                                       ----
     5.1      Purchase Price........................................................    16
     5.2      Accuracy of Representations...........................................    16
     5.3      Performance of Obligations............................................    16
     5.4      Closing Documents.....................................................    16
     5.5      Assumed Debt..........................................................    17
     5.6      Termination Agreement.................................................    17
     5.7      SCH Transactions......................................................    17
     5.8      Stockholder Approval..................................................    17

SECTION 6.    REPRESENTATIONS AND WARRANTIES OF CANDLEWOOD PARTIES..................    18

     6.1      Status and Authority of the Candlewood Parties........................    18
     6.2      Action of the Candlewood Parties......................................    18
     6.3      No Violations of Agreements...........................................    18
     6.4      Litigation............................................................    18
     6.5      Existing Leases, Agreements, Etc......................................    19
     6.6      Assumed Debt..........................................................    19
     6.7      Disclosure............................................................    19
     6.8      Utilities, Etc........................................................    19
     6.9      Compliance With Law...................................................    20
     6.10     Taxes.................................................................    20
     6.11     Not A Foreign Person..................................................    20
     6.12     Hazardous Substances..................................................    20
     6.13     Insurance.............................................................    21
     6.14     Ownership of Sellers..................................................    21
     6.15     Substantial Completion................................................    21
     6.16     Condition of Properties...............................................    21
     6.17     Jersey City Owner.....................................................    21
     6.18     Tax Abatement for Jersey City Property................................    23
     6.19     Fort Worth Property...................................................    23
     6.20     Plano Property........................................................    23
     6.21     San Antonio Property..................................................    23

SECTION 7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................    25

     7.1      Status and Authority of the Purchaser.................................    25
     7.2      Action of the Purchaser...............................................    25
     7.3      No Violations of Agreements...........................................    25
     7.4      Litigation............................................................    26
     7.5      Financing.............................................................    26

SECTION 8.    COVENANTS OF THE CANDLEWOOD PARTIES...................................    26

     8.1      Compliance with Laws, Etc.............................................    26
     8.2      Approval of Agreements................................................    27
     8.3      Approval of SCH Agreements............................................    27
     8.4      Notice of Material Changes or Untrue Representations..................    27

                                                                                       Page
                                                                                       ----
     8.5      Financial Information.................................................    27
     8.6      Jersey City Owner.....................................................    28
     8.7      Proxy Statement.......................................................    28
     8.8      Special Meeting.......................................................    28
     8.9      No Solicitation.......................................................    28
     8.10     Termination Fee.......................................................    30
     8.11     Conduct of the Business...............................................    30
     8.12     Cooperation...........................................................    32
     8.13     Lender Estoppel Certificate...........................................    32

SECTION 9.    PRORATIONS AND OTHER ADJUSTMENTS......................................    32

     9.1      Prorations............................................................    33
     9.2      Closing Costs.........................................................    35
     9.3      Additional Tax Matters................................................    35
     9.4      Survival..............................................................    36

SECTION 10.   CASUALTY AND CONDEMNATION.............................................    36

     10.1     Casualty..............................................................    36
     10.2     Condemnation..........................................................    36
     10.3     Survival..............................................................    37

SECTION 11.   TERMINATION...........................................................    37

     11.1     Right to Terminate....................................................    37
     11.2     Effect of Termination.................................................    38

SECTION 12.   MISCELLANEOUS.........................................................    39

     12.1     Brokerage Commissions.................................................    39
     12.2     Publicity.............................................................    40
     12.3     Notices...............................................................    40
     12.4     Waivers, Etc..........................................................    42
     12.5     Assignment; Successors and Assigns....................................    42
     12.6     Severability..........................................................    43
     12.7     Counterparts, Etc.....................................................    43
     12.8     Governing Law.........................................................    43
     12.9     Waiver of Trial by Jury...............................................    44
     12.10    Performance on Business Days..........................................    44
     12.11    Attorneys' Fees.......................................................    44
     12.12    Section and Other Headings............................................    45
     12.13    Specific Performance..................................................    44
     12.14    Tax Treatment of Acquisition of Member Interests......................    45
     12.15    Non-Recourse..........................................................    45
     12.16    Nonliability of Trustees..............................................    46

                                                                                       Page
                                                                                       ----
Schedule A                The Properties; Allocable Purchase Prices
Schedules B-1 - B-12      Legal Descriptions
Schedule C                Title Conditions
Schedules D-1 - D-12      Title Policies
Schedule E                List of Plans and Specifications
Schedule F                Form of Bill of Sale
Schedule G                Form of Seller's Certificate
Schedule H                Form of Lender's Estoppel
Schedule I                Disclosure Schedule

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT is made as of October __, 2003 by and among (i) CANDLEWOOD HOTEL COMPANY, INC., a Delaware corporation ("Candlewood"),
(ii) the entities listed as "sellers" on the signature pages of this Agreement (each, individually, a "Seller" and, collectively, the "Sellers"), (iii) JPD CORPORATION, a Kansas corporation ("JPD"), and (iv) HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust (the "Purchaser").

                                   WITNESSETH:

      WHEREAS, the Sellers are the owners of all the Properties (all capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1); and

      WHEREAS, the Purchaser desires to purchase the Properties, as more fully set forth below; and

      WHEREAS, the Sellers are willing to sell all of the Properties to the Purchaser, subject to and upon the terms and conditions hereinafter set forth; and

      WHEREAS, Candlewood owns, directly or indirectly, all of the Sellers and the transactions contemplated by this Agreement are of direct and material benefit to Candlewood; and

      WHEREAS, contemporaneously with the execution of this Agreement, Candlewood and certain of its subsidiaries are entering into the Termination Agreement and the SCH Purchase Agreement (such agreement, together with the Termination Agreement, the "Other Transaction Agreements");

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Candlewood Parties and the Purchaser hereby agree as follows:

SECTION 1. DEFINITIONS

      Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

      1.1 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

      1.2 "Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules attached hereto, as it and they may be amended from time to time as herein provided.

      1.3 "Allocable Purchase Price" shall mean, with respect to each Property, the amount set forth in Schedule A opposite the name of such Property, it being understood and agreed that the aggregate amount of the Allocable Purchase Prices of the Properties shall be Ninety Million Dollars ($90,000,000).

      1.4 "Apportionment Time" shall have the meaning given such term in Section
9.1 of this Agreement.

      1.5 "Assets" shall mean, with respect to any Hotel, collectively, all of the Real Property, the FAS, the FF&E, the Contracts, the Documents, the Improvements, the Intangible Property, the Inventories and the Tenant Leases owned by any of the Sellers in connection with or relating to such Hotel, excluding the Excluded Assets.

      1.6 "Assumed Debt" shall mean the outstanding indebtedness of the Candlewood Parties to the Overland Park Lender which is secured by, among other things, a mortgage and security agreement which encumbers the Property located at 11001 Oakmont, Overland Park, Kansas 66210.

      1.7 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts or the State of New York are authorized by law or executive action to close.

      1.8 "Candlewood" shall have the meaning given such term in the first paragraph of this Agreement.

      1.9 "Candlewood Parties" shall mean, collectively, Candlewood, the Sellers and JPD.

      1.10 "Closing" shall have the meaning given such term in Section 3.1.

      1.11 "Closing Date" shall have the meaning given such term in Section 3.1.

      1.12 "Contracts" shall mean, with respect to any Property, all hotel licensing agreements and other service contracts, equipment leases, booking agreements and other arrangements or agreements to which any of the Sellers is a party affecting the ownership, repair, maintenance, management, leasing or operation of such Property, to the extent the Sellers' interest therein is assignable or transferable, excluding the Excluded Assets; provided, however, that the term "Contracts" shall not include any agreement between any Seller and any Candlewood Party or any of its affiliates, including, without limitation, those certain management agreements, dated as of various dates, between any Seller and Candlewood with respect to such Seller's respective Properties, which management agreements shall be terminated with respect to such affected Properties on or prior to the Closing Date.

      1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.14 "Documents" shall mean, with respect to any Property, all books, records and files relating to the leasing, maintenance, management or operation of such Property, excluding the Excluded Assets.

      1.15 "Excluded Assets" shall mean any "Assets" as such term is defined in the SCH Purchase Agreement.

      1.16 "FAS" shall mean, with respect to any Property, all items included within "Property and Equipment" under the Uniform System of Accounts, including, but not limited to, linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or guest rooms, owned by any of the Sellers and located in or at, or used in connection with the ownership, operation or maintenance of such Property, excluding the Excluded Assets.

      1.17 "FF&E" shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever (other than motor vehicles) owned by any of the Sellers and located in or at, or used in connection with the ownership, operation or maintenance of such Property, excluding the Excluded Assets.

      1.18 "Final Calculation" shall have the meaning given such term in Section 9.1(c).

      1.19 "Financial Agreement" shall mean that certain Financial Agreement, dated as of December 14, 1998, between the Jersey City Owner and the City of Jersey City, as amended by an

Amended Financial Agreement, dated as of September 13, 1999, and an Amendment to the Amended Financial Agreement, dated as of April 18, 2002.

      1.20 "Fort Worth Property" shall mean, collectively, all of the Assets relating to the Property located at 5201 Endicott Avenue, Fort Worth, Texas 76137.

      1.21 "Hoffman Estates Property" shall mean, collectively, all of the Assets relating to the Property located at 2875 Greenspoint Parkway, Hoffman Estates, Illinois 60195.

      1.22 "Hotel" shall mean each hotel located at the properties identified on Schedule A, the legal descriptions of which properties are set forth on Schedules B-1 through B-12.

      1.23 "Improvements" shall mean, with respect to any Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property with respect to such Property.

      1.24 "Intangible Property" shall mean, with respect to any Property, all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, the Contracts, telephone exchange numbers identified with such Property held by any of the Sellers and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to such Property held by any of the Sellers, excluding the Excluded Assets.

      1.25 "Inventories" shall mean, with respect to any Property, all "Inventories" as defined in the Uniform System of Accounts owned by any of the Sellers and located in or at, or used in connection with the ownership, operation or maintenance of such Property, excluding the Excluded Assets.

      1.26 "Jersey City Owner" shall mean Candlewood Jersey City-Urban Renewal, L.L.C., a New Jersey limited liability company and the owner of the fee simple interest in the Real Property comprising a portion of the Jersey City Property and certain of the other Assets related thereto.

      1.27 "Jersey City Property" shall mean, collectively, all of the Assets relating to the Property located at 21 2nd Avenue Extension, Jersey City, New Jersey 07302.

      1.28 "JPD" shall have the meaning given such term in the first paragraph of this Agreement.

      1.29 "Knowledge" means (a) with respect to an individual, "knowledge" of a particular fact or other matter if such individual is aware of such fact or other matter; and (b) with respect to any entity (other than an individual), "knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer or an executive-level manager of such entity (as opposed to an on-site manager of any Property) is aware of such fact or other matter.

      1.30 "Lease" shall mean that certain Second Amended and Restated Lease Agreement, dated as of April 12, 2002, between HPT CW Properties Trust, John G. Murray, Trustee of HPT CW MA Realty Trust and HH HPTCW II Properties LLC, as landlord, and Candlewood Leasing No. 1, Inc., as tenant, as the same has been and may be amended from time to time.

      1.31 "Material Adverse Effect" shall mean (a) any changes, events, developments or effects that have had or are reasonably likely to have, in the aggregate, a materially adverse effect on (i) the liabilities, prospects, condition (financial or other), or results of operations of the Properties, taken as a whole, or (ii) the ability of the Candlewood Parties or the Purchaser to consummate the transactions contemplated by this Agreement, (b) any changes, events, developments or effects that have had, or are reasonably likely to have, in the aggregate, an adverse effect on the liabilities, prospects, condition (financial or other) or results of operations of the Properties (including any loss, cost, damage, expense or diminution in value) with an aggregate value of $9,000,000 or more, except in each case of clause (a)(i) and (b) above, for any such change or condition resulting from (i) changes or developments primarily resulting from the announcement or pendency of this Agreement or the Other Transaction Agreements, (ii) changes or developments in the industry in which the Candlewood Parties operate, (iii) changes or developments which are attributable to seasonal fluctuations in the industry in which the Candlewood Parties operate provided that such fluctuations are consistent with the historical seasonal fluctuations in such industry over the past three (3) years, or (iv) changes or developments in financial or securities markets or the economy in general.

      1.32 "Opening Date" shall mean, with respect to any Property, the date as of which all Improvements located at such Property, including, without limitation, all guest rooms and/or suites, shall have opened for business to the public as a Candlewood hotel, in accordance with applicable brand standards.

      1.33 "Other Transaction Agreements" shall have the meaning given such term in the introductory clauses to this Agreement.

      1.34 "Outside Closing Date" shall have the meaning given such term in
Section 11.1(b).

      1.35 "Overland Park Lender" shall mean LaSalle Bank National Association, Trustee for Holders of Bank of America Commercial Mortgage, Inc., Commercial Mortgage Pass-Through Certificates, Series 2001-PB1, the holder of the Assumed Debt.

      1.36 "Permitted Encumbrances" shall mean, with respect to any Property,
(a) liens for Taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (b) applicable zoning regulations and ordinances provided the same do not prohibit or impair in any material respect use of such Property as an extended stay hotel as currently operated and constructed; (c) such other nonmonetary encumbrances as do not, in the Purchaser's reasonable opinion, impair marketability and do not materially interfere with the use of such Property as a fully functioning Candlewood hotel; (d) the mortgages, deeds of trust and other recorded instruments securing the Assumed Debt; and (e) such other encumbrances with respect to such Property which appear on Schedules D-1 through D-12.

      1.37 "Plano Property" shall mean, collectively, all of the Assets relating to the Property located at 4701 Legacy, Plano, Texas 75024.

      1.38 "Plans and Specifications" shall mean, with respect to each Property other than the Hoffman Estates Property and the San Antonio Property, the plans and specifications identified on Schedule E with respect to such Property.

      1.39 "Properties" shall mean, collectively, all of the Assets relating to the properties identified on Schedule A, the legal descriptions of which are set forth in Schedules B-1 through B-12.

      1.40 "Proxy Statement" shall have the meaning given such term in Section
8.7 of this Agreement.

      1.41 "Purchase Price" shall mean the sum of the Allocable Purchase Prices, but in no event more than Ninety Million Dollars ($90,000,000).

      1.42 "Purchase Proposal" shall have the meaning given such term in Section 8.9(a) of this Agreement.

      1.43 "Purchaser" shall have the meaning given such term in the first paragraph of this Agreement.

      1.44 "Real Property" shall mean, with respect to any Property, the real property described in the applicable Schedule B-1 through B-12, together with all easements, rights of way, privileges, licenses and appurtenances which the Sellers may own with respect thereto.

      1.45 "Review Period" shall mean the period expiring on October 27, 2003.

      1.46 "San Antonio Property" shall mean, collectively, all of the Assets relating to the Property located at 8350 IH Highway West, San Antonio, Texas 78230.

      1.47 "SCH" shall mean Six Continents Hotels, Inc., a Delaware corporation.

      1.48 "SCH Agreements" shall mean, collectively, the SCH Purchase Agreement, together with each and every document contemplated therein and thereby to which SCH (or any of its affiliates) is a party, as the same may be amended from time to time.

      1.49 "SCH Purchase Agreement" shall mean that certain Asset Purchase and Sale Agreement, dated as of the date hereof, among SCH, Candlewood and Candlewood Hotel Company, L.L.C., as the same may be amended from time to time.

      1.50 "SEC" shall mean the United States Securities and Exchange
Commission.

      1.51 "Sellers" shall have the meaning given such term in the first paragraph of this Agreement.

      1.52 "Special Meeting" shall have the meaning given such term in Section
8.8 of this Agreement.

      1.53 "Stockholder Approval" shall have the meaning given such term in
Section 4.10 of this Agreement.

      1.54 "Tax" shall mean any and all federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, custom, duty, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax.

      1.55 "Tax Return" shall mean any return, claim, election, information return, declaration, report, statement or other document required to be filed in respect of Taxes.

      1.56 "Tenant Leases" shall mean, with respect to any Property, all leases, rental agreements or other agreements (other than agreements for letting of rooms or other facilities to hotel guests), including all amendments or modifications thereto, which entitle any person to have rights with respect to the use or occupancy of any portion of such Property, excluding the Excluded Assets.

      1.57 "Termination Agreement" shall mean that certain Termination Agreement, dated as of the date hereof, among the Purchaser, Candlewood and the other parties to the Lease, as the same may be amended from time to time.

      1.58 "Title Company" shall mean Chicago Title Insurance Company, or such other title insurance company as shall have been selected by the Purchaser and approved by the Sellers, which approval shall not be unreasonably withheld, delayed or conditioned.

      1.59 "Transactions" shall have the meaning given such term in Section
4.10.

      1.60 "Treasury Regulations" shall mean the federal income Tax regulations promulgated under the Code, as such regulations may be amended from time to time.

      1.61 "True-up" shall have the meaning given such term in Section 9.1(b).

      1.62 "Uniform System of Accounts" shall mean A Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

SECTION 2. PURCHASE AND SALE; DILIGENCE

      2.1 Purchase and Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase and assume from the Candlewood Parties and the Candlewood Parties hereby agree to sell and assign to the Purchaser, all of their right, title and interest in and to the Properties owned by them and the Assumed Debt for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

      2.2 Jersey City Owner. Notwithstanding anything to the contrary contained herein, the Purchaser shall have the right, in its sole and absolute discretion, to elect, by written notice given to Candlewood given at least five (5) Business Days prior to the Closing Date, to accomplish the purchase and sale of the Jersey City Property by acquiring all of the membership interests in the Jersey City Owner, and, to the extent that any of the Assets related to the Jersey City Property are not owned by the Jersey City Owner, the direct transfer, sale and conveyance of the title to such Assets by the Candlewood Parties (or other owners thereof) to the Purchaser or its designee in accordance with the terms and conditions of this Agreement. In no event shall the foregoing affect, limit or impair the rights, obligations and agreements of the Candlewood Parties or the Purchaser contained herein with respect to the Jersey City Property; it being understood and agreed that, if the foregoing election is made, then, in addition to the substantive understandings herein that govern the transfer of membership interests in the Jersey City Owner, the substantive understandings herein that govern the transfer of the Assets related to the Jersey City Property, including, without limitation, those contained in Section 9.1, shall be applied to the purchase and sale of the Jersey City Property as if no such election had been made.

      2.3 Diligence Inspections. For the Review Period and, thereafter, until Closing, the Candlewood Parties shall permit the Purchaser and its representatives to inspect the Properties and the Improvements (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems therein), to perform due diligence, soil analysis and environmental investigations, to examine the books of account and records of the Candlewood Parties with respect to the Properties, including, without limitation, all leases and agreements affecting the Properties, and make copies thereof, at such reasonable times as the Purchaser or its representatives may request by notice to the Candlewood Parties (which notice may be oral). Such inspections, diligence, analyses, and investigations are being permitted for information purposes only and shall not entitle the Purchaser to refuse to close the transactions contemplated in this Agreement, except as expressly set forth herein. To the extent that, in connection with such investigations, the Purchaser, its agents, representatives or contractors, damages or disturbs any of the Real Property, the Improvements, the FAS, the FF&E or the Inventories located thereon, the Purchaser shall, at its expense, return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Neither the Purchaser nor any of its agents, representatives or contractors shall have any right whatsoever to alter the condition of any Property, or portion thereof, without the prior written consent of the Candlewood Parties, which consent may be withheld in the Candlewood Parties' sole discretion. The Purchaser shall indemnify, defend and hold harmless the Candlewood Parties from and against any and all expense, loss or damage which the Candlewood Parties may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in connection with such examinations and inspections, other than to the extent that any expense, loss or damage arises from any negligence or misconduct of the Candlewood Parties. The provisions of this Section 2.3 shall survive the termination of this Agreement and the Closing.

SECTION 3. PURCHASE AND SALE

      3.1 Closing. The purchase and sale of the Properties shall be consummated at a closing (the "Closing") to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Candlewood Parties and the Purchaser may agree as soon as practicable after the satisfaction or, if permissible, the waiver of, the conditions set forth in Sections 4 and 5 hereof (the "Closing Date").

      3.2 Purchase Price. The Purchase Price shall be payable at the Closing by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by the Candlewood Parties prior to the Closing. Notwithstanding anything contained herein to the contrary, the Purchaser shall receive a credit against the Purchase Price for the amount of the Assumed Debt.

SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

      The obligation of the Purchaser to acquire each of the Properties on the Closing Date shall be subject to the satisfaction of the following conditions precedent on and as of such Closing Date:

      4.1 Accuracy of Representations. The representations and warranties of the Candlewood Parties contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, except for any representations and warranties that speak as of a specific date (which shall be true in all material respects as of such date), unless the failure of any such representation or warranty to be true in all material respects on and as of the Closing Date or such specific date could not be reasonably expected to have a Material Adverse Effect; provided, however, if the Purchaser does not elect to acquire all of the membership interests of the Jersey City Owner pursuant to Section 2.2, then it shall not be a condition precedent that the representations and warranties set forth in Section 6.17 be true in all material respects on the Closing Date.

      4.2 Performance of Obligations. The Candlewood Parties shall have performed, complied with and satisfied all material agreements, covenants and conditions required by this Agreement to be performed, complied with and satisfied by it prior to the Closing Date, in all material respects and otherwise in accordance with the terms of this Agreement, unless the failure to perform, comply with or satisfy any such agreement, covenant or condition could not be reasonably expected to have a Material Adverse Effect.

      4.3 Closing Documents. The Candlewood Parties shall have delivered to the Purchaser the following documents:

      (a) A good and sufficient warranty deed with covenants against grantor's acts, or its local equivalent, in proper statutory form for recording, duly executed and acknowledged by the applicable Seller(s), conveying good and marketable title to each of the Properties (including, without limitation, those Assets, if any, related to the Jersey City Property that are not owned by the Jersey City Owner) and using the legal descriptions attached to the applicable Seller's vesting deed for such property, free from all liens and encumbrances other than the Permitted Encumbrances; provided, however, any Seller shall also deliver a quitclaim deed without warranties of any kind with respect to any Property and using such legal descriptions as the Purchaser may reasonably request;

      (b) One or more bill(s) of sale and assignment agreement(s), substantially in the form attached hereto as Schedule F, duly executed and acknowledged by the applicable Seller(s), with respect to all of the Sellers' right, title and interest in, to and under the FAS, the FF&E, the Contracts, the Documents, the Intangible Property, the Inventories and the Tenant Leases with respect to each of the Properties, the Sellers' rights under all builder's warranties with respect to each of the Properties (including, without limitation, those Assets, if any, related to the Jersey City Property that are not owned by the Jersey City Owner) and, if the Purchaser elects to purchase the membership interests of the Jersey City Owner in accordance with the provisions of Section 2.2, such membership interests;

      (c) A Sellers' closing certificate in the form attached hereto as Schedule G;

      (d) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to the applicable Candlewood Parties;

      (e) If the Purchaser elects to acquire the membership interests of the Jersey City Owner in accordance with Section 2.2, the books and records of the Jersey City Owner;

      (f) If the Purchaser elects to acquire the membership interests of the Jersey City Owner in accordance with Section 2.2, evidence of the resignation of the existing managers, officers and directors of the Jersey City Owner (if any) effective as of the Closing Date;

      (g) A non-foreign affidavit from each Seller (and also from Candlewood and JPD if the Purchaser elects to acquire the membership interests of the Jersey City Owner in accordance with Section 2.2) dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to
Section 1445 of the Code so that the Purchaser is exempt from withholding any portion of the Purchase Price; and

      (h) Such other conveyance documents, certificates, deeds, affidavits and other instruments as the Purchaser or the Title Company may reasonably require to effectuate the transactions contemplated by this Agreement.

4.4 Condition of Properties.

      (a) No material default or event which with the giving of notice and/or lapse of time could constitute a material default shall have occurred and be continuing under any material agreement benefiting or affecting any of the Properties in any respect, which default could reasonably be expected to have a Material Adverse Effect ; and

      (b) All licenses, permits and other authorizations necessary for the current use, occupancy and operation of each of the Properties shall be in full force and effect unless the failure of any such license, permit or other authorization to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

      4.5 Title and Survey. The Candlewood Parties shall have satisfied each of the title conditions set forth on Schedule C, and the Title Company shall be prepared, subject only to payment of the applicable premium and endorsement fees and delivery of all conveyance documents in recordable form, to issue title insurance policies to the Purchaser with respect to each of the Properties, having an effective date as of the Closing Date and otherwise in the form attached hereto as Schedules D-1 through D-12, in each case revised to incorporate the changes handmarked thereon.

      4.6 Lease. No Default (as such term is defined in the Lease) shall have occurred and be continuing under the Lease (which in the case of any non-monetary Default only, could reasonably be expected to have a Material Adverse Effect), and the tenant under the Lease shall have paid or caused to be paid all Rent and other monetary charges under the Lease in a timely fashion in accordance with the terms thereof as the same may be affected by Section 7 of the Termination Agreement. Notwithstanding the foregoing, nothing contained in this Section 4.6 shall be deemed a waiver by the Purchaser or any of its affiliates of any of their rights and remedies hereunder or under the Lease with respect to any such Default.

      4.7 Termination Agreement. The Termination Agreement shall be in full force and effect, and the transactions contemplated by the Termination Agreement shall have been consummated or shall be consummated simultaneously with the Closing.

      4.8 Termination of Lease for Jersey City Property. The Jersey City Owner shall have (without cost or penalty to itself) terminated the lease agreement between the Jersey City Owner and Candlewood Jersey City, NJ, LLC with respect to the Jersey City Property, and the Jersey City Owner shall deliver proof of such termination to the Purchaser.

      4.9 SCH Transactions. The SCH Agreements shall be in full force and effect and shall not have been amended or modified in any material respect without the prior written consent of the Purchaser, which consent may be given or withheld in the Purchaser's reasonable discretion, and the transactions contemplated by the SCH Agreements shall have been consummated or shall be consummated simultaneously with the Closing.

      4.10 Stockholder Approval. The stockholders of Candlewood shall have approved at a special meeting of the stockholders duly convened (the "Stockholder Approval") the execution and delivery of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (the "Transactions").

      4.11 Assumed Debt. The Overland Park Lender shall have agreed to the assumption of all of the indebtedness and obligations of the Candlewood Parties relating to the Assumed Debt arising from and after the Closing Date (including, without limitation, all of the payment obligations of the Candlewood Parties with respect to the Assumed Debt on and as of the Closing Date provided that the Purchaser has received a credit against the Purchase Price for such amount) by the Purchaser or its assignee upon such terms and conditions as the Purchaser and the Overland Park Lender deem acceptable in their sole discretion and the Overland Park Lender shall have provided the Purchaser with evidence regarding the outstanding principal balance of the Assumed Debt as of the Closing Date. Notwithstanding anything contained in this Section 4.11 to the contrary, (a) in no event shall the Purchaser have the right to condition its assumption of the Assumed Debt upon the Purchaser's receipt of terms and conditions with respect to the Assumed Debt which are more favorable than those that are currently in place and (b) if, prior to the Closing Date or simultaneously with the Closing, the Candlewood Parties cause the Assumed Debt to be satisfied in full and all the documents securing the Assumed Debt to be discharged and otherwise terminated to the Purchaser's reasonable satisfaction, then this condition precedent shall be null and void.

      If any of the foregoing conditions precedent have not been satisfied on the Outside Closing Date, then the Purchaser shall have the right, in its sole discretion, to terminate this

Agreement by notice given to the Candlewood Parties on or after the Outside Closing Date, and Section 11.2(a) below shall be applicable to any such termination, it being expressly understood and agreed that to the extent that any of the above-referenced conditions precedent are not qualified as to a Material Adverse Effect (including, without limitation, the condition precedent set forth in Section 4.5 hereof), then the aforementioned termination right may be exercised by the Purchaser regardless of whether the failure to satisfy such condition precedent could reasonably be expected to have a Material Adverse Effect.

SECTION 5. CONDITIONS TO CANDLEWOOD PARTIES' OBLIGATION TO CLOSE

      The obligation of the Candlewood Parties to convey the Properties on the Closing Date to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

      5.1 Purchase Price. The Purchaser shall have delivered to the Candlewood Parties the Purchase Price as provided in Section 3.2.

      5.2 Accuracy of Representations. The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, except for any representations and warranties that speak as of a specific date (which shall be true in all material respects as of such date), unless the failure of any such representation or warranty to be true in all material respects on and as of the Closing Date or such specific date could not be reasonably expected to have a Material Adverse Effect.

      5.3 Performance of Obligations. The Purchaser shall have performed, complied with and satisfied all material agreements, covenants and conditions required by this Agreement to be performed, complied with and satisfied by it prior to the Closing Date, in all material respects and otherwise in accordance with the terms of this Agreement, unless the failure to perform, comply with or satisfy any such agreement, covenant or condition could not be reasonably expected to have a Material Adverse Effect.

      5.4 Closing Documents. The Purchaser shall have delivered to the Candlewood Parties the following documents:

      (a) Duly executed and acknowledged counterparts of the documents described in Section 4.3, where applicable; and

      (b) Certified copies of all charter documents, applicable resolutions and certificates of incumbency with respect to the Purchaser.

      5.5 Assumed Debt. The Purchaser or its assignee shall have assumed and agreed to pay and perform all of the indebtedness and obligations of the Candlewood Parties relating to the Assumed Debt arising from and after the Closing Date (including, without limitation, all of the payment obligations of the Candlewood Parties with respect to the Assumed Debt on and as of the Closing Date provided that the Purchaser has received a credit against the Purchase Price for such amount) upon such terms and conditions as the Purchaser and the Overland Park Lender deem acceptable in their sole discretion. Notwithstanding anything contained in this Section 5.5 to the contrary, (a) in no event shall the Purchaser have the right to condition its assumption of the Assumed Debt upon the Purchaser's receipt of terms and conditions with respect to the Assumed Debt which are more favorable than those that are currently in place and (b) if, prior to the Closing Date or simultaneously with the Closing, the Candlewood Parties cause the Assumed Debt to be satisfied in full and all the documents securing the Assumed Debt to be discharged and otherwise terminated to the Purchaser's reasonable satisfaction, then this condition precedent shall be null and void.

      5.6 Termination Agreement. The transactions contemplated by the Termination Agreement shall have been consummated or shall be consummated simultaneously with the Closing.

      5.7 SCH Transactions. The transactions contemplated by the SCH Agreements shall have been consummated or shall be consummated simultaneously with the Closing.

      5.8 Stockholder Approval. The Stockholder Approval shall have been obtained.

      If any of the foregoing conditions precedent have not been satisfied on and as of the Outside Closing Date, then the Candlewood Parties shall have the right, in their sole discretion, to terminate this Agreement by notice given to the Purchaser on or after the Outside Closing Date, and Section 11.2(a) below shall be applicable to any such termination, it being expressly understood and agreed that to the extent that any of the above-referenced conditions precedent are not qualified as to a Material Adverse Effect, then the aforementioned termination right may be exercised by the Candlewood Parties regardless of whether the failure to satisfy such condition precedent could reasonably be expected to have a Material Adverse Effect.

SECTION 6.      REPRESENTATIONS AND WARRANTIES OF CANDLEWOOD PARTIES

      To induce the Purchaser to enter into this Agreement, each of Candlewood, with respect to all Properties, each Seller, with respect to its Property, and JPD, except as set forth in the Disclosure Schedule attached hereto as Schedule I (but, in the case of JPD, not in respect of the representations and warranties contained in Sections 6.6, 6.8, 6.9, 6.10, 6.12, 6.13, 6.15 or 6.16), represents and warrants to the Purchaser as follows:

      6.1 Status and Authority of the Candlewood Parties. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

      6.2 Action of the Candlewood Parties. It has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by it on or prior to the Closing Date, such document shall constitute its valid and binding obligation and agreement, enforceable against such Candlewood Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

      6.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which it is bound.

      6.4 Litigation. To its Knowledge, it has received no written notice of and, to its Knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (b) could reasonably be expected to result in any material adverse change in the business, operation, affairs or condition of any of the Properties or the Jersey City Owner, (c) could reasonably be expected to result in or subject any of the Properties or the Jersey City Owner to a material liability, or (d) involves condemnation or eminent domain proceedings against any material part of any of the Properties (other than condemnation or eminent domain proceedings for which the Purchaser will receive the applicable award in accordance with Section 10.2).

      6.5 Existing Leases, Agreements, Etc. Other than any agreements provided to the Purchaser prior to the expiration of the Review Period, there are no other material agreements affecting any of the Properties or the Jersey City Owner which will be binding on the Purchaser or the Jersey City Owner subsequent to the Closing Date which the Purchaser or the Jersey City Owner cannot terminate on thirty (30) days notice without payment of premium or penalty.

      6.6 Assumed Debt. It has provided the Purchaser with true, correct and complete copies of all documents evidencing or securing the Assumed Debt and there is no default or event which, with the giving of notice or the passage of time or both, could constitute a default under any such documents. The outstanding principal amount of the Assumed Debt as of the date hereof is $3,893,604.

      6.7 Disclosure. No representation or warranty made by the Candlewood Parties in this Section 6 contains any untrue statement of material fact or omits to state a material fact necessary to make it not misleading.

      6.8 Utilities, Etc. To its Knowledge, all utilities and services necessary for the use and operation of each of the Properties (including, without limitation, road access, gas, water, electricity and telephone) are available thereto and are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of each of the Properties. To its Knowledge, no fact, condition or proceeding exists which would result in the termination or material impairment of the furnishing of such utilities to any of the Properties.

      6.9 Compliance With Law. To its Knowledge, except as disclosed to the Purchaser in writing prior to the expiration of the Review Period, including in any engineering report or environmental study: (a) each of the Properties and the current use and operation thereof do not violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto in any manner which could reasonably be expected to have a Material Adverse Effect; and (b) at the time of the Closing there will be in effect all material licenses, permits and other authorizations necessary to use, occupy and operate each Property in accordance with the current use, occupancy and operation of the same by the Candlewood Parties as of the date hereof. Except as disclosed to the Purchaser in writing prior to the expiration of the Review Period, none of the Candlewood Parties has received written notice of any threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of any of the Properties or which would modify or realign any adjacent street or highway in a material and adverse way.

      6.10 Taxes. To its Knowledge, other than the amounts disclosed by Tax bills or the title commitments and pro formas attached hereto as Schedules D-1 through D-12, no Taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Properties, or any portion thereof, or the Jersey City Owner, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent.

      6.11 Not A Foreign Person. It is not a "foreign person" within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

      6.12 Hazardous Substances. Except as disclosed to the Purchaser or as described in any engineering report or environmental report delivered to the Purchaser prior to the expiration of the Review Period, to its Knowledge, neither it nor any tenant or other occupant or user of any of the

Properties, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on any of the Properties, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and, to each Candlewood Party's Knowledge, except as disclosed to the Purchaser or as described in any engineering report or environmental report delivered to the Purchaser prior to the expiration of the Review Period, each of the Properties is free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with applicable law and except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

      6.13 Insurance. It has not received written notice from any insurance carrier of defects or inadequacies in any of the Properties which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

      6.14 Ownership of Sellers. Candlewood is the sole owner, directly or indirectly, of all of the issued and outstanding beneficial interests in the Sellers (except that JPD owns one percent (1%) of the membership interests in the Jersey City Owner), and the transactions contemplated by this Agreement are of direct material benefit to Candlewood.

      6.15 Substantial Completion. Physical completion of the Improvements on each of the Properties has occurred, including, without limitation, physical completion of a hotel of the brand and consisting of the number of rooms set forth on Schedule A, consistent with the Plans and Specifications (if applicable) therefor, free of all liens and encumbrances (other than Permitted Encumbrances) such that the Opening Date of each of the Properties shall have occurred and the Improvements may be used for their intended use.

      6.16 Condition of Properties. To its Knowledge, each of the Properties is in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship.

      6.17  Jersey City Owner.

      (a) All of the membership and other equity interests of the Jersey City Owner are owned, of record and beneficially, by Candlewood and JPD, free and clear of all liens, mortgages, pledges, security interests, encumbrances, purchase options, calls or rights or charges of any kind, and are validly issued, fully paid and nonassessable.

      (b)   The Jersey City Owner does not have any subsidiaries.

      (c) The Jersey City Owner has kept such books, records and accounts as it is required to keep by law or pursuant to the terms and conditions of the Financial Agreement; the minute books of the Jersey City Owner contain, or will contain prior to the Closing Date, accurate and complete records in all material respects of all meetings held of, and limited liability company action taken by, the members and the managers thereof; and no meeting of any such members or managers has been held for which minutes have not been prepared and are not contained, or will be contained prior to the Closing Date, in such minute books.

      (d)   The Jersey City Owner does not have any employees.

      (e) The Jersey City Owner has filed for or, prior to the Closing Date, will cause to be filed with the appropriate Tax authorities, all Tax Returns (or any similar documents required under the Financial Agreement) that are required by law (or the Financial Agreement) to be filed by, or with respect to, the Jersey City Owner on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Jersey City Owner), it being understood that Candlewood and the Jersey City Owner have taken the position for federal income tax purposes that the Jersey City Owner was a mere title holding entity and therefore no federal income Tax Returns were required to be filed, and none have been filed. All such Tax Returns were (or will be) true, correct and complete, and correctly reflected (or will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Jersey City Owner and any other information required to be shown thereon.

      (f) No federal, state or local audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened with regard to any Taxes or Tax Returns with respect to the Jersey City Owner. There is no unresolved dispute or claim concerning a Tax liability of the Jersey City Owner either claimed or raised by any Tax authority. No claim has been made by a governmental authority in a jurisdiction where the Jersey

City Owner does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

      (g) Prior to and since the Jersey City Owner's formation (and through the Closing Date) no election under Treasury Regulation Sections 301.7701-2 or -3 has been (or will be) made on IRS Form 8832 (or similar form) to treat the Jersey City Owner as an "association" for federal, state or local Tax purposes.

      6.18 Tax Abatement for Jersey City Property. It has provided the Purchaser with true, correct and complete copies of the Financial Agreement and all other documents evidencing the property tax abatement applicable to the Jersey City Property. To its Knowledge, there is no default or event which, with the giving of notice or the passage of time or both, could constitute a default under the Financial Agreement or any such other documents, and all reports and other documents required to be filed pursuant to the Financial Agreement have been filed in a timely fashion. To its Knowledge, the tax abatement applicable to the Jersey City Property is in full force and effect.

      6.19 Fort Worth Property. With respect to the Fort Worth Property, it has never received any notice from Northern Crossing Partners, Ltd. or any other development advisory board, committee or similar association with respect to any fees, maintenance charges or violations of the conditions, covenants and restrictions set forth in that certain Development Standards Agreement, dated as of November 9, 1988, and recorded in Volume 9434, Page 808 of the real property records of Tarrant County, Texas. To its Knowledge, Northern Crossing Partners, Ltd. no longer exists nor has any other development advisory board, committee or similar association succeeded to its rights under such agreement.

      6.20 Plano Property. With respect to the Plano Property, it has never received any notice from Preston/Legacy Corporate Centre Association, or any other board of directors, architectural control committee or similar association with respect to any fees, maintenance charges or violations of the conditions, covenants and restrictions set forth in that certain Declaration of Restrictions, Covenants and Easements, dated as of April 15, 1998, between Breeze Texas Corporation and Candlewood Dallas TX-Plano, LLC and recorded in Volume 4152, Page 1358 of the real property records of Collin County, Texas.

      6.21 San Antonio Property. With respect to the San Antonio Property, (a) when it purchased the San Antonio Property in March, 2002 the construction of the improvements referred to in the Easement and Other Agreements (Ingress/Egress),dated February 26, 1996, between itamic, inc. and Innhome America, Inc. and recorded in Volume 6675, Page 0356 of the real property records of Bexar County Texas had been completed and (b) it has neither sent nor received a notice of default under that certain Reciprocal Access Agreement, dated as of August 15, 2000, between IH San Antonio Limited Partnership and Robert S. Folsom, and recorded in Volume 8569, Page 1475 of the real property records of Bexar County, Texas.

      The representations and warranties made in this Agreement by the Candlewood Parties are made as of the date hereof and shall be deemed remade by the Candlewood Parties as of the Closing Date with the same force and effect as if made on, and as of, such date. The representations and warranties made in this Agreement with respect to the Jersey City Property shall not be affected, limited or impaired by the Purchaser's election to acquire the membership interests of the Jersey City Owner pursuant to Section 2.2. All representations and warranties made in this Agreement or in any other document delivered pursuant to this Agreement shall expire as of, and be of no further force and effect after, the Closing. Notwithstanding anything to the contrary (express or implied) set forth herein, in the case of any breach by any Candlewood Party of any of such Candlewood Party's representations and warranties, the Purchaser's sole right shall be the exercise of its right of termination as provided in
Section 4 (and the Purchaser's sole remedies in connection therewith shall be those expressly set forth in Section 11.2(a)) and none of the Candlewood Parties shall at any time (whether before, on or after the Closing Date) have any further liability whatsoever for any such breach.

      Except as otherwise expressly provided in this Agreement or any documents to be delivered to the Purchaser at the Closing, the Candlewood Parties disclaim the making of any representations or warranties, express or implied, regarding the Properties or matters affecting the Properties, whether made by the Candlewood Parties, on the Candlewood Parties' behalf or otherwise, including, without limitation, the physical condition of the Properties, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located. The Purchaser acknowledges (a) that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property and (b) that the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at any Closing, made by the Candlewood Parties or anyone acting on the Candlewood Parties' behalf. The Purchaser further acknowledges that it has not received from or on behalf of the Candlewood Parties any accounting, Tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, Tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, the Purchaser shall purchase the Properties in their "as is" condition on the Closing Date.

SECTION 7.      REPRESENTATIONS AND WARRANTIES OF PURCHASER

      To induce the Candlewood Parties to enter in this Agreement, the Purchaser represents and warrants to the Candlewood Parties as follows:

      7.1 Status and Authority of the Purchaser. The Purchaser is a Maryland real estate investment trust duly organized, validly existing and in trust good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser has duly qualified and is in good standing as a trust or unincorporated business association in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

      7.2 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

      7.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

      7.4 Litigation. No investigation, action or proceeding is pending and, to the Purchaser's Knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

      7.5 Financing. The Purchaser has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the transactions contemplated by this Agreement, and will have sufficient funds available to consummate such transactions on the Closing Date.

      The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement or in any other document delivered pursuant to this Agreement shall expire as of, and be of no further force and effect after, the Closing. Notwithstanding anything to the contrary (express or implied) set forth herein, in the case of any breach by the Purchaser of any of its representations or warranties, the Candlewood Parties' sole right shall be the exercise of its right of termination as provided in
Section 5 (and the Candlewood Parties' sole remedies in connection therewith shall be those expressly set forth in Section 11.2(a)) and the Purchaser shall not at any time (whether before, on or after the Closing Date) have any further liability whatsoever for any such breach.

SECTION 8.      COVENANTS OF THE CANDLEWOOD PARTIES

      Candlewood, with respect to all Properties, and each other Candlewood Party, with respect to each of its Properties, hereby covenant with the Purchaser between the date of this Agreement and the Closing Date as follows:

      8.1 Compliance with Laws, Etc. To comply or to cause compliance in all material respects with (a) all applicable laws, regulations and other requirements from time to time of every governmental body having jurisdiction over the Properties, the Jersey City Owner or the use or occupancy of the Improvements located on the Real Property and (b) all terms, covenants and conditions of all instruments of record and other agreements affecting the Properties, in each case where non-compliance could reasonably be expected to have a Material Adverse Effect.

      8.2 Approval of Agreements. Except as otherwise authorized by this Agreement or in the ordinary course of business, not to enter into, modify or amend any other agreement with respect to any Property or the Jersey City Owner which would encumber or be binding upon such Property or the Jersey City Owner from and after the Closing Date (other than the SCH Agreements, which shall be governed by Section 8.3) without in each instance obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

      8.3 Approval of SCH Agreements. To not modify or amend any of the SCH Agreements in any material respect without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

      8.4 Notice of Material Changes or Untrue Representations. Upon learning of any material change in any condition with respect to any of the Properties or the Jersey City Owner or of any event or circumstance which makes any representation or warranty of the Candlewood Parties to the Purchaser under this Agreement untrue or misleading in any material respect, promptly to notify the Purchaser thereof (the Purchaser agreeing, on learning of any such fact or condition, promptly to notify the Candlewood Parties thereof).

      8.5 Financial Information. To provide to the Purchaser, promptly upon request at the Purchaser's sole cost and expense, such audited and unaudited financial and other information and certifications of the Candlewood Parties with respect to the

Candlewood Parties and the Properties as the Purchaser may from time to time reasonably request in order to comply with any applicable securities laws and/or any rules, regulations or requirements of the SEC and, if required or requested, to permit the Purchaser to incorporate by reference any information included in filings made by Candlewood with the SEC. Notwithstanding the foregoing, the Candlewood Parties shall be required to provide, pursuant to this Agreement, unaudited financial information with respect to each individual Property through the Closing Date at the Candlewood Parties' sole cost and expense.

      8.6   Jersey City Owner. To not, with respect to the Jersey City Owner,
(a) make any change in its accounting methods or practices for Tax purposes, (b) make any Tax election (including for avoidance of doubt any election under Treasury Regulation Section 301.7701-3 to be treated as an association for purposes of the Code), (c) amend any Tax Return, or (d) settle or compromise any Tax liability, except in the ordinary course of business consistent with past practice.

      8.7 Proxy Statement. As promptly as practicable after the execution of this Agreement, Candlewood will prepare and file with the SEC a proxy statement ("Proxy Statement") and any other filings required to be made by Candlewood with the SEC which shall comply in all material respects with the provisions of the 1934 Act. The Purchaser will provide Candlewood with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement. Candlewood will use its commercially reasonable efforts to respond to any comments from the SEC. Candlewood will notify the Purchaser promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Candlewood will promptly inform the Purchaser of such occurrence and file with the SEC or its staff, and/or mail to stockholders of Candlewood, such amendment or supplement. Candlewood shall provide the Purchaser (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC.

      8.8 Special Meeting. Candlewood (a) shall call a special meeting of its stockholders ("Special Meeting") to be held as promptly as practicable after the filing of the Proxy Statement with the SEC for the purpose of voting upon the execution and delivery of this Agreement, the Other Transaction Agreements and the Transactions, (b) will cause the Proxy Statement to be mailed to its stockholders and (c) subject to the fiduciary duties of the board of directors of Candlewood under Delaware law, shall use all efforts to obtain the Stockholder Approval.

         8.9      No Solicitation.

      (a) If, prior to receipt of the Stockholder Approval, Candlewood shall receive a Purchase Proposal from any person, and Candlewood's board of directors shall determine in good faith, after consultation with independent counsel and Candlewood's financial advisor, that failing to take such action would be inconsistent with its fiduciary obligations under Delaware law, Candlewood's board of directors may, in response to a Purchase Proposal, terminate this Agreement and accept such Purchase Proposal, and then Candlewood shall give the Purchaser notice thereof and, subject to the continuing obligation of the Candlewood Parties hereunder, including under Section 8.10 and Section 11.2, this Agreement shall terminate without recourse. For purposes of this Agreement, a "Purchase Proposal" shall mean any offer or proposal concerning any (i) merger, consolidation, business combination, or similar transaction involving Candlewood or any of its subsidiaries, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets representing 25% or more of the consolidated assets of Candlewood and its subsidiaries or any of (X) the Properties or (Y) the Excluded Assets, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 25% or more of the voting power of Candlewood or (iv) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 25% or more of the outstanding voting capital stock of Candlewood or (v) any combination of the foregoing.

      (b) Candlewood shall not, and shall not permit any of its subsidiaries, officers or directors, or any of its representatives, directly or indirectly, to knowingly solicit or initiate (including by way of furnishing any non-public information concerning Candlewood's business, properties, assets or prospects) discussions, inquiries or proposals or participate in any negotiation leading to any proposal concerning any Purchase Proposal, or the sale of all or substantially all of Candlewood's assets or for the purchase of all or substantially all of

Candlewood's equity securities, except for the transactions contemplated by this Agreement and the Other Transaction Agreements; provided, however, that if, at any time prior to the obtaining of the Stockholder Approval, Candlewood's board of directors determines in good faith, after consultation with independent counsel, that failing to take such action would be inconsistent with its fiduciary duties to Candlewood's stockholders, Candlewood may, in response to a Purchase Proposal, (i) furnish information with respect to Candlewood and its subsidiaries to the person making such Purchase Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions and negotiations with respect to such Purchase Proposal. If Candlewood shall receive any offer or request for non-public information, it shall (X) inform the Purchaser that an offer or request has been received and (Y) furnish the Purchaser with the identity of the offeror or person making the request and, in the case of an offer, a copy of such offer, or, if oral, a description of the material terms thereof.

      8.10 Termination Fee. If Candlewood accepts a Purchase Proposal and terminates this Agreement pursuant to Section 8.9, Candlewood shall promptly, but in no event later than two (2) Business Days after the consummation of the transactions contemplated by such Purchase Proposal, pay the Purchaser an aggregate termination fee of $2,571,428.

      8.11 Conduct of the Business. Except as expressly contemplated in this Agreement or as otherwise consented to in writing by the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned:

      (a) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact its current organization, maintain the Properties in good condition in a manner consistent with past practice, keep available the services of its current officers and employees, and preserve its relationships with persons having business dealings with it;

      (b) to use its commercially reasonable efforts to maintain insurance coverage of the types and in the amounts carried by it prior to the execution of this Agreement and promptly report all known claims within the applicable claims period;

      (c) not to purchase, sell, lease or dispose of any of the Properties or any membership interests in the Jersey City Owner and not incur any material liability or make any material commitment or enter into any other material transaction related to the Properties or the Jersey City Owner, except in the ordinary and usual course of business or pursuant to contracts existing on the date hereof;

      (d) except as contemplated by this Agreement, by those certain voting agreements entered into between the Purchaser and certain of Candlewood's stockholders in connection with the Transactions, by the Other Transaction Agreements or by any plan of dissolution approved by Candlewood's stockholders, not to amend the articles of incorporation or organization, bylaws, operating agreement, partnership agreement or other comparable charter or organizational documents of any Candlewood Party;

      (e) not to acquire (1) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (2) any assets that are material, in the aggregate, to Candlewood and its subsidiaries, taken as a whole, except purchases of assets in the ordinary course of business;

      (f) not to pledge or encumber, sell, lease, license, dispose of or otherwise transfer any assets material to the Properties or the Jersey City Owner, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock or other equity interests of any of its subsidiaries) other than (i) in the case of pledges, encumbrances and leases, in connection with the purchase of equipment subject to capital lease or other similar financing arrangements in the ordinary course of business consistent with Candlewood's past practice, and (ii) dispositions in the ordinary course of business of equipment no longer used in the businesses of Candlewood and its subsidiaries;

      (g) except as contemplated by the Other Transaction Agreements, not to enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Candlewood or any of its subsidiaries;

      (h) not to make any changes in accounting methods, principles or practices or any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may have been required by a change in GAAP or applicable law;

      (i) not to (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business or in accordance with their terms as in effect on the date of this Agreement, unless such payment, discharge, settlement or satisfaction would not reasonably be expected to impose upon Candlewood or any of its subsidiaries any material burden that would remain in effect and apply to the Properties or the Jersey City Owner after the Closing, or (ii) waive any benefits of, modify in any respect, or fail to enforce any confidentiality, standstill or similar agreements to which Candlewood or any of its subsidiaries is a party which could reasonably be expected to have a Material Adverse Effect;

      (j) not to knowingly waive, release or assign any material rights or claims in a manner adverse to the Properties or the Jersey City Owner;

      (k) not to compromise or settle any material litigation or arbitration proceeding related to the Properties or the Jersey City Owner; or

      (l) not to authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the satisfaction of any conditions in Section 4.

      8.12 Cooperation. The Candlewood Parties shall reasonably cooperate with the Purchaser in order to effectuate the assignment and assumption of the Assumed Debt from the Overland Park Lender and the acquisition of the membership interests of Jersey City Owner in accordance with the terms and conditions of the Financial Agreement so as to preserve and protect the tax abatement applicable to the Jersey City Property. In addition, the Candlewood Parties (a) shall provide the Purchaser with all documents relating to the calculation of "Total Project Costs" as defined in the Financial Agreement and (b) shall reasonably cooperate with the Purchaser in order to resolve any issues raised by the audit of the Jersey City Property pursuant to the Financial Agreement, as further described on Schedule I attached hereto (which obligation shall survive the Closing hereunder).

      8.13 Lender Estoppel Certificate. The Candlewood Parties shall use reasonable commercially efforts to obtain a Lender's

Estoppel Certificate, substantially in the form and substance attached hereto as Schedule H, together with such changes as the Overland Park Lender may reasonably request and which are reasonably satisfactory to the Purchaser, duly executed and acknowledged by the Overland Park Lender.

SECTION 9.      PRORATIONS AND OTHER ADJUSTMENTS

      9.1   Prorations.

      (a) At the Closing, the following adjustments and prorations shall be computed as of 11:59 p.m. (local time at each Property) on the Closing Date (the "Apportionment Time"). All items of revenue, cost and expense (including for avoidance of doubt real estate and personal property Taxes and assessments) with respect to the period prior to the Apportionment Time shall be for the account of the Sellers. All revenues attributable to guests of the Hotels for the night of the Closing Date shall be for the account of the Sellers. All items of revenue, cost and expense (including for avoidance of doubt real estate and personal property Taxes and assessments) of such Property with respect to the period from and after the Apportionment Time shall be for the account of the Purchaser. All adjustments and prorations shall be on an accrual basis in accordance with GAAP. The Sellers shall be entitled to receive any refunds of any Taxes (real, personal or sales) for any periods prior to Closing, regardless of when received.

      (b) At the Closing and in connection with the Final Calculation, a fair and reasonable estimated accounting of all adjustments and prorations shall be performed and agreed to by the Sellers and the Purchaser. All amounts for which current bills are not available as of the Closing Date or the date of the Final Calculation, if applicable, including, without limitation, real estate and personal property taxes, shall be apportioned based on 100% of the most recent actual bill available. Subsequent final adjustments and payments (the "True-up") shall be made in cash or other immediately available funds as soon as practicable after the Closing Date for each Property, based upon an accounting performed by the Sellers and acceptable to the Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 9.1(b) within thirty (30) days of the Closing Date, upon application by any such party, a certified public accountant reasonably acceptable to the parties hereto shall determine any such adjustments which have not theretofore been agreed to by the parties hereto. The charges for such accountant shall be borne equally by the parties to such disputed adjustment. All adjustments to be made as a result of the final results of the True-up shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof.

      (c) From and after the Closing Date, the Purchaser or its assignee shall be solely responsible for collecting all current assets ("Current Assets") and for paying all current trade payables which are disclosed to the Purchaser pursuant to the good faith estimate and/or the Final Calculation which the Seller is required to prepare in accordance this Section 9.1(c) ("Current Trade Payables") that arose in connection with the Candlewood Parties' operation of the Properties prior to the Closing Date. On or before the date that is ten (10) days prior to the Closing Date, the Candlewood Parties shall provide the Purchaser with a good faith estimate of what the total Current Assets and Current Trade Payables will be on the Closing Date. Such estimate shall be provided to the Purchaser for information purposes only. Within thirty (30) days after the Closing Date, the Candlewood Parties shall provide the Purchaser with a calculation of the actual amount of the Current Assets and the Current Trade Payables as of the Closing Date (the "Final Calculation"). The Final Calculation shall be made on an accrual basis in accordance with GAAP and shall provide for reasonable allowances for uncollectible Current Assets in accordance with GAAP. The Purchaser shall have five (5) Business Days after its receipt of the Final Calculation to approve or reject the same. If the Purchaser does not approve or reject the Final Calculation within such five (5) Business Day period, the Purchaser shall be deemed to have approved the Final Calculation. Within three
(3) Business Days after the Purchaser's approval of the Final Calculation, (i) if the amount of the Current Assets determined therein exceeds the amount of the Current Trade Payables determined therein, then the Purchaser or its assignee shall pay such excess amount to the Candlewood Parties in immediately available funds and (ii) if the amount of the Current Trade Payables determined therein exceeds the amount of the Current Assets determined therein, then the Candlewood Parties shall pay such excess amount to the Purchaser or its assignee in immediately available funds. Such payment shall be a final settlement of the Current Assets and the Current Trade Payables. If the Candlewood Parties and the Purchaser are not able to reach agreement on the Final Calculation within five
(5) Business Days after the Purchaser's rejection of the same, then a certified public accountant reasonably acceptable to the parties hereto shall determine any portion of the Final Calculation that shall not theretofore have been agreed to by the parties hereto. The charges for such accountant shall be borne equally by the parties to such disputed amount.

      (d) Notwithstanding anything to the contrary contained herein, the proration of real and personal property Taxes for each Property located in the State of Michigan shall be determined assuming that Taxes due July 1 are paid for the twelve (12) month period from such July 1 through the following June 30, and Taxes due December 1 are paid for the twelve month period from such December 1 through the following November 30.

      9.2 Closing Costs. The Candlewood Parties, on one hand, and the Purchaser, on the other hand, shall share equally all costs and expenses associated with the transaction contemplated hereby, including, without limitation, recording, sales and transfer fees and Taxes, local counsel fees (limited to those incurred in connection with usual and customary local counsel services in similar commercial real estate transactions), title insurance premiums for the owner's policies, market studies and appraisals, title, survey, environmental and zoning reports, engineering studies, the Taxes (if any) associated with the transfer of the FF&E, the FAS and Inventories, and any costs associated with the transfer of the roof warranties; provided, however, each party shall pay its own attorneys' and accountants' fees and costs in connection with this transaction and the Candlewood Parties shall pay any costs or expenses associated with the defeasance or prepayment of any existing debt with respect to the Properties, the assumption of the Assumed Debt by the Purchaser and any fees or costs owed their investment banker The parties shall make appropriate allocations of the Purchase Price for purposes of determining any transfer or recording Taxes due in connection herewith.

      9.3 Additional Tax Matters. The parties agree that (i) Candlewood shall have sole responsibility, authority and control over the Tax Returns filed with respect to the Jersey City Owner for all periods ending on or before the Closing Date and (ii) Candlewood shall be responsible for all Taxes (including payment thereof) relating to such Tax Returns. The Purchaser agrees to reasonably cooperate in providing any records, information and documents to Candlewood to enable Candlewood to file such Tax Returns. With respect to Tax Returns not otherwise addressed in Section 9.1 or Section 9.2 hereof (if any) filed for the Jersey City Owner that include both periods before and after the Closing Date ("Straddle Returns"), the Purchaser shall have sole responsibility to file such Straddle Returns, provided that (x) Candlewood shall have the right to review and comment on such

Straddle Returns prior to their filing, (y) Candlewood shall be responsible for all Taxes (including payment thereof) on such Straddle Returns attributable to the portion of the taxable period prior to and including the Closing Date, and
(z) Candlewood will reasonably cooperate in providing any records, information and documents to the Purchaser to enable the Purchaser to file such Straddle Returns. In the event that the Purchaser and Candlewood fail to resolve any dispute with respect to any such Straddle Return, then any disputed aspects shall be resolved before the last day on which such Straddle Return is due (taking into account any extensions) by a "big four" accounting firm mutually agreed upon by the Purchaser and Candlewood having no material relationship with either the Purchaser or Candlewood.

      9.4 Survival. The obligations of the parties under this Section 9 shall survive the Closing hereunder until such time as the parties' obligations under
Section 9 shall have been satisfied.

SECTION 10.     CASUALTY AND CONDEMNATION

      10.1 Casualty. If, prior to the Closing, all or any part of any Property is destroyed or damaged by fire or other casualty, the Candlewood Parties shall promptly notify the Purchaser of such fact. There shall be no abatement of the Purchase Price as a result of such casualty and the Seller shall assign to the Purchaser at the Closing all of the rights of the Seller to the proceeds, if any, under the Seller's insurance policies covering the Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of (a) any amounts received by the Candlewood Parties as of the Closing under any such insurance policies and (b) any deductible. The Candlewood Parties shall not negotiate or agree to any settlement of any claim under any insurance policy without the prior approval of the Purchaser, which approval may be withheld in the Purchaser's sole discretion.

      10.2 Condemnation. If, prior to the Closing, all or any part of any Property, including access or parking thereto, is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Candlewood Parties shall notify the Purchaser of such fact promptly after obtaining Knowledge thereof. There shall be no abatement of the Purchase Price as a result of such condemnation and the Seller shall assign to the Purchaser at the Closing all of the Seller's right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of such Property or portion thereof. The Candlewood Parties shall not negotiate or agree to any settlement of any claim with respect to any such condemnation without the prior approval of the Purchaser, which approval may be withheld in the Purchaser's sole discretion.

      10.3 Survival. The parties' obligations, if any, under this Section 10 shall survive the Closing.

SECTION 11.     TERMINATION.

      11.1 Right to Terminate. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after receipt of the Stockholder
Approval:

      (a)   By mutual written consent of Candlewood and the Purchaser;

      (b) By either Candlewood or the Purchaser if the transactions contemplated by this Agreement shall not have been consummated prior to February 28, 2004 (the "Outside Closing Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the transactions contemplated by this Agreement to occur on or before the Outside Closing Date;

      (c) By either Candlewood or the Purchaser if the Stockholder Approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

      (d) By either Candlewood or the Purchaser if either of the SCH Purchase Agreement or the Termination Agreement has been terminated;

      (e)   by Candlewood, in accordance with the provisions of Section 8.9;

      (f) By the Purchaser, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect and such Material Adverse Effect is not cured within twenty (20) days after written notice thereof;

      (g) By the Purchaser if (i)(A) there shall be breached any covenant or agreement on the part of a party other than the Purchaser set forth in this Agreement or (B) any representation or warranty of a party other than the Purchaser shall have become untrue, (ii) such breach or misrepresentation is not cured within twenty (20) days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 4 not to be satisfied;

      (h) By Candlewood, if (i)(A) the Purchaser has breached any covenant or agreement on the part of the Purchaser set forth in this Agreement, (B) any representation or warranty of the Purchaser shall have become untrue (ii) such breach or misrepresentation is not cured within twenty (20) days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 5 not to be satisfied.

      11.2  Effect of Termination.

      (a) In the event of termination of this Agreement by either Purchaser or Candlewood as provided in Section 4, Section 5 or Section 11.1, this Agreement shall terminate and there shall be no liability or obligation on the part of the Candlewood Parties, the Purchaser or their respective subsidiaries, officers or directors except (i) with respect to Section 8.10 (if applicable), this Section
11.2 , Section 9, Section 10 and Section 12 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

      (b) The Candlewood Parties and the Purchaser agree that if this Agreement is terminated pursuant to Section 11.1(d), Section 11.1(e), or Section 11.1(g), (but, in the case of Section 11.1(d), only if the termination required Candlewood to pay the fees, costs and expenses of SCH under the SCH Purchase Agreement) then the Candlewood Parties shall pay the Purchaser an amount equal to the sum of all reasonable and customary out-of-pocket expenses incurred by the Purchaser or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Termination Agreement and the transactions contemplated hereby and thereby.

      (c) The Candlewood Parties and the Purchaser agree that if this Agreement is terminated pursuant to Section 11.1(h), then the Purchaser shall pay the Candlewood Parties an amount equal to the sum of all reasonable and customary out-of-pocket expenses incurred by the Candlewood Parties or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Termination Agreement and the transactions contemplated hereby and thereby.

      (d) Payment of expenses pursuant to Section 11.2(b) or Section 11.2(c) shall be made not later than two (2) business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

      (e) All payments under Section 11.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

SECTION 12.     MISCELLANEOUS

      12.1 Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, except that the Candlewood Parties have dealt with their investment banker in connection with this Agreement and the transactions contemplated hereby and the Candlewood Parties shall be responsible for paying any such claims for commissions or other compensation owed to their investment banker. The Candlewood Parties shall be solely responsible for and shall indemnify and hold harmless the Purchaser and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or such transactions made by any broker, finder or like agent if such claim or claims are based in whole or in part on dealings with any of the Candlewood Parties. The Purchaser shall be solely responsible for and shall indemnify and hold harmless the Candlewood Parties and their respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this

Agreement or the transactions contemplated hereby made by any broker, finder or like agent if such claim or claims are based in whole or in part on dealings with the Purchaser. The provisions of this Section 12.1 shall survive the Closing and any termination of this Agreement.

      12.2 Publicity. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the public generally shall be mutually agreed upon in advance, unless any party hereto is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law, by New York Stock Exchange rule, by American Stock Exchange rule, or by Nasdaq National Market rule, in which case to the extent practicable, the party making the announcement or disclosure will consult with the other party and use reasonable efforts to agree on the nature, extent and form of the announcement or disclosure. Notwithstanding anything to the contrary contained in this Agreement, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction, and all materials of any kind (including opinions or other Tax analyses) that are provided to the taxpayer relating to such Tax treatment and Tax structure.

      12.3 Notices. All notices, offers, acceptances and other communications required or permitted under this Agreement shall be in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed properly addressed as follows:

      To any
      Candlewood Party:         Candlewood Hotel Company, Inc.
                                8621 E. 21st Street North, Suite 200
                                Wichita, Kansas 67206
                                Attn: Mr. Warren D. Fix
                                [Telecopier No. (316) 631-1382]
      with copies to:      Candlewood Hotel Company, Inc.
                           8621 E. 21st Street North, Suite 200
                           Wichita, Kansas 67206
                           Attn: Mr. Tim D. Johnson
                           [Telecopier No. (316) 631-1382]

                           Candlewood Hotel Company, Inc.
                           8621 E. 21st Street North, Suite 200
                           Wichita, Kansas 67206
                           Attn: Mr. Jack P. DeBoer
                           [Telecopier No. (316) 631-1382]

                           GoodSmith, Gregg & Unruh
                           105 West Adams Street, 26th Floor
                           Chicago, Illinois 60603
                           Attn:  Kenneth Crews, Esq.
                           [Telecopier No. 312-322-0056]

                           Latham & Watkins LLP
                           650 Town Center Drive, 20th Floor
                           Costa Mesa, California  92626
                           Attn:  William J. Cernius
                                  Charles K. Ruck
                           [Telecopier No. (714) 755-8290]

      To the Purchaser:    Hospitality Properties Trust
                           400 Centre Street
                           Newton, Massachusetts  02458
                           Attn:  Mr. John G. Murray
                           [Telecopier No. (617) 969-5730]

      with a copy to:      Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, Massachusetts  02109
                           Attn:  Nancy S. Grodberg, Esq.
                           [Telecopier No. (617) 338-2880]

and such notice shall be deemed to have been received (a) on the date of delivery if delivered in person or if sent by telecopier or other facsimile transmission (with hard copy of same being mailed to recipient) or (b) on the first (1st) Business Day after the date of delivery if sent by same day or overnight courier service, or (c) upon receipt, if sent by certified or registered United States Mail, return receipt requested, postage and charges prepaid. The time period in which a response to any such notice must be given, or any action taken with respect thereto, however, shall commence to run from the date of receipt of such notice by the addressee. Rejection, failure or refusal to accept delivery or the inability to deliver because of changed address of which no notice was given, shall be deemed to constitute receipt of the notice sent by the addressee. Any party may change its address for notice, election, and other communication from time to time by notifying the other parties of the new address in the manner provided for giving notice herein. If notice is given pursuant to this Section to a permitted successor or assign, then notice shall be given in accordance with the foregoing to such permitted successor or assign.

      12.4 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

      12.5 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except that the Purchaser may assign this Agreement, in whole or in part, to one or more entities, in each case wholly owned, directly or indirectly, by the Purchaser (provided, however, that, in the event this Agreement shall be wholly or partially assigned to any entity wholly owned, directly or indirectly, by the Purchaser, Hospitality Properties Trust shall remain liable for the obligation of the "Purchaser" hereunder). In addition, the Purchaser shall have the right to require that the Properties or any part thereof be conveyed directly to one or more designees. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

      12.6 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

      12.7 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

      12.8 Governing Law. Except as set forth below, this Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than The Commonwealth of Massachusetts; or (vii) any combination of the foregoing. Notwithstanding anything contained herein to the contrary, Sections 8.7 through and including
Section 8.11 of this Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Delaware applicable to contracts between residents of Delaware which are to be performed entirely within Delaware, regardless of (T) where this Agreement is executed or delivered; or (U) where any payment or other performance required by this Agreement is made or required to be made; or (V) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or
(W) where any action or other proceeding is instituted or pending; or (X) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (Y) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Delaware; or (Z) any combination of the foregoing.

      To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located in the State of Delaware as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Delaware and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

      12.9 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THIS AGREEMENT OR THE ACTS OR FAILURE TO ACT OF OR BY ANY OTHER PARTY IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR BY ANY OTHER PARTY IN THE PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

      12.10 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

      12.11 Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

      12.12 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      12.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      12.14 Tax Treatment of Acquisition of Member Interests. If the Purchaser elects to purchase all of the membership interests in the Jersey City Owner in lieu of acquiring the Assets owned by the Jersey City Owner with respect to the Jersey City Property, then to the extent permitted by applicable law, the parties will treat and report for purposes of federal (and where applicable, state and local) income Taxes said purchase consistently with the principles of Situation 2 of Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432, and in particular (a) the Purchaser shall treat and report its acquisition of all of the membership interests as a purchase of all of the assets of the Jersey City Owner from Candlewood and JPD and (b) Candlewood and JPD shall each treat and report their sale of the membership interests as a sale of partnership interests in accordance with Section 741 of the Code.

      12.15 Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every warranty, representation, covenant and agreement made in this Agreement on the part of any of the Candlewood Parties or the Purchaser was not made or intended to be made as a personal or individual warranty, representation, covenant or agreement on the part of the incorporator or any stockholder (including any holder of preferred stock of any Candlewood Party), director, officer, agent or partner, past, present or future, of any of the Candlewood Parties or the Purchaser, or any of them, and no personal or individual liability or responsibility is assumed by and no recourse at any time shall be asserted or enforced against, any such incorporator, stockholder (including any holder of preferred stock of any Candlewood Party), director, officer, agent or partner, past, present or future, of any of the Candlewood Parties or the Purchaser, or any of them, all of which recourse (whether in common law, in equity, by statute or otherwise) is hereby forever waived and released.

      12.16 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PURCHASER, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PURCHASER. ALL PERSONS DEALING WITH THE PURCHASER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                         [SIGNATURES ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                                   CANDLEWOOD PARTIES:

                                   CANDLEWOOD:

                                   CANDLEWOOD HOTEL COMPANY, INC.,
                                   a Delaware corporation

                                  By: /s/ JACK P. DE BOER
                                     -------------------------------------
                                     Name: JACK P. DE BOER
                                          --------------------------------
                                     Its: CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                          -------------------------------------

                                   JPD:

                                   JPD CORPORATION,
                                   a Kansas corporation

                                    By:/s/ JACK P. DE BOER
                                     --------------------------------
                                     Name: JACK P. DE BOER
                                          --------------------------------
                                     Its: CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                          -------------------------------------

                                   SELLERS:

                                   CANDLEWOOD PORTFOLIO I, L.L.C.,
                                   a Delaware limited liability company

                                   By: Candlewood Hotel Company, Inc., a
                                       Delaware corporation, its sole
                                       member

                                          By: /s/ JACK P. DE BOER
                                              -------------------------
                                          Name: JACK P. DE BOER
                                               ------------------------
                                            Its: CHIEF EXECUTIVE OFFICER
                                              ---------------------------

                                        CANDLEWOOD CHICAGO, IL - WHEELING,
                                        L.L.C., a Delaware limited liability
                                        company

                                        By:  Candlewood Hotel Company, Inc., a
                                             Delaware corporation, its sole
                                             member

                                                By: /s/ JACK P. DE BOER
                                                   -------------------------
                                                   Name: JACK P. DE BOER
                                                        ------------------------
                                                   Its: CHIEF EXECUTIVE OFFICER
                                                        ------------------------

                                        CANDLEWOOD JERSEY CITY, NJ, LLC,
                                        a Delaware limited liability company


                                        By:  Candlewood Hotel Company, Inc., a
                                             Delaware corporation, its sole
                                             member

                                                By:  /s/ JACK P. DE BOER
                                                   -----------------------------
                                                   Name: JACK P. DE BOER
                                                        ------------------------
                                                   Its: CHIEF EXECUTIVE OFFICER
                                                        ------------------------

                                        CANDLEWOOD JERSEY CITY-URBAN RENEWAL,
                                        L.L.C., a Delaware limited liability
                                        company


                                        By:  Candlewood Hotel Company, Inc., a
                                             Delaware corporation, its manager

                                                By:  /s/ JACK P. DE BOER
                                                   -----------------------------
                                                   Name: JACK P. DE BOER
                                                        ------------------------
                                                    Its: CHIEF EXECUTIVE OFFICER
                                                        ------------------------

                                        CANDLEWOOD OVERLAND PARK-COLLEGE
                                        BOULEVARD, L.L.C., a Delaware limited
                                        liability company

                                        By:  Candlewood Hotel Company, Inc., a
                                             Delaware corporation, its sole
                                             member

                                                By:/s/ JACK P. DE BOER
                                                   -----------------------------
                                                   Name: JACK P. DE BOER
                                                        ------------------------
                                                   Its: CHIEF EXECUTIVE OFFICER
                                                        ------------------------

                                        PURCHASER:


                                        HOSPITALITY PROPERTIES TRUST,
                                        a Maryland real estate investment trust


                                        By: /s/ John G. Murray
                                           -------------------------------------
                                           John G. Murray
                                           President

                                   SCHEDULE A

                                 The Properties

Location                                Allocable Purchase Price
-----------------------------------     ------------------------
Chicago (Hoffman Estates), IL                        $ 8,100,000
Chicago (Wheeling), IL                               $ 5,500,000
Kansas City (Overland Park), KS                      $ 5,200,000
Detroit (Auburn Hills), MI                           $ 6,800,000
Detroit (Troy), MI                                   $ 6,600,000
Jersey City (Jersey City), NJ                        $26,700,000
Cary (Raleigh), NC                                   $ 5,200,000
Charlotte (Coliseum), NC                             $ 3,600,000
Greensboro (Greensboro), NC                          $ 6,000,000
Dallas/Ft. Worth (Fossil Creek), TX                  $ 4,700,000
Dallas/Ft. Worth (Plano), TX                         $ 7,000,000
San Antonio (San Antonio), TX                        $ 4,600,000